Contact:
Timothy Cunningham
eLoyalty Corporation
(847) 582 7000
ir@eloyalty.com

eLoyalty Announces Price of 7% Series B Convertible Preferred Stock

Lake Forest, IL, December 13, 2001 – eLoyalty Corporation, a leading enterprise CRM services company (Nasdaq: ELOY), announced today that the price of the 7% Series B convertible preferred stock that is being offered to affiliates of two current investors in eLoyalty in a previously announced private placement, as well as other common stockholders in the company’s rights offering, is $0.51 a share (or $5.10 a share after giving effect to the proposed one-for-ten reverse stock split which the company anticipates completing before the closing of the private placement and the rights offering). The price for the Series B convertible preferred stock is based on the lesser of $0.51 a share or 90% of the average of the closing price of eLoyalty common stock for the twenty trading days ended December 13, 2001.

eLoyalty plans to hold a special meeting of stockholders on December 18, 2001 where stockholders will consider the following three proposals:

1.	Approve the issuance and sale of shares of 7% Series B convertible preferred stock in a private placement to funds affiliated with Technology Crossover Ventures and Sutter Hill Ventures, and the issuance of common stock upon the conversion of that preferred stock;

2.	Approve an increase in the number of authorized shares of both the company’s common stock and the company’s preferred stock, which facilitates the private placement and the concurrent rights offering; and

3.	Approve a one-for-ten reverse stock split with respect to all issued shares of the company’s common stock and a corresponding reduction in the number of authorized shares of the company’s common stock.

In a previous press release dated December 3, 2001, eLoyalty announced that Institutional Shareholder Services (“ISS”), a leading proxy advisory firm, had recommended that its clients vote in favor of the three proposals put forth at eLoyalty’s upcoming stockholders’ meeting on December 18, 2001.

Subject to stockholder approval, the one for ten reverse stock split will be effective prior to the open of business on December 19, 2001. eLoyalty expects to close the private placement and the rights offering after the close of market on December 19, 2001. The company’s goal is to raise $20 million to $30 million through these transactions, although the actual amount of proceeds raised will depend primarily on the level of participation in the rights offering.

The rights offering is scheduled to expire at 5:00 p.m. EST on December 19, 2001. The terms of the rights offering are described in the company’s prospectus dated November 13, 2001. Stockholders may consult with their bank or brokerage or MacKenzie Partners, who is serving as the information agent for the rights offering, if they have questions about the rights offering. The phone number for MacKenzie Partners is 800-322-2885 (call collect at 212-925-5500).

“We are pleased with the interest that stockholders have expressed in the three stockholder proposals and the rights offering,” said Kelly D. Conway, President and CEO of eLoyalty. “We believe that these actions will provide eLoyalty with greater flexibility for achieving our long-term business plans in these challenging economic times. By bolstering eLoyalty’s financial fundamentals, the company will be in a stronger position to achieve future profitable growth.”

About eLoyalty

eLoyalty is a leading management consulting and systems integration company focused exclusively on customer relationship management (CRM). eLoyalty delivers a broad range of services throughout North America, Europe and Australia including strategy and measurement, program management, customer service operations, technology enablement, change management and on-going technical managed services. The combination of methodologies and technical expertise enables eLoyalty to deliver the tangible economic benefits of customer loyalty for our Fortune 1000 clients. For more information, please go to the Company’s web site at www.eloyalty.com or call 877-2-ELOYAL.

ASSUMPTIONS UNDERLYING FORWARD-LOOKING STATEMENTS AND FACTORS THAT MAY AFFECT FUTURE RESULTS

This news release contains forward-looking statements, including references to plans, strategies, objectives and anticipated future performance and other statements not strictly historical in nature, that are based on current management expectations, forecasts and assumptions. These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements. Such risks, uncertainties and other factors that might cause such a difference include, among others: the ability to maintain our common stock listing on NASDAQ; the ability to attract new clients and continuation of existing and new business from existing clients; reliance on major clients and suppliers, increasing client concentration and maintenance of good relations with key business partners; maintenance of our reputation and financial strength to remain competitive; management of the risks associated with increasingly complex client projects and new services offerings, including risks involving the variability and predictability of the number, size, scope, cost and duration of, and revenues from, client engagements, unanticipated cancellations or deferrals, collection of billed amounts, shifts from time and materials to alternative or value-based pricing and variable employee utilization rates, project personnel costs and project requirements; management of growth and expansion of business with new services offerings and into new markets; continued access to capital resources to meet eLoyalty’s operating and financial needs, including the successful consummation of eLoyalty’s pending private placement and rights offering; the realization of certain deferred tax assets which may require a valuation allowance if operating results do not improve in the future; implementation of appropriate infrastructure in a timely and cost-effective manner; the ability to attract and retain highly skilled employees in a competitive information technology labor market; demand for CRM services and software generally and continuing intense competition in the information technology services industry generally and particularly in the provision of CRM services and software; the rapid pace of technological innovation in the information technology services industry and the ongoing challenge of creating innovative solutions that meet client expectations; risks associated with eLoyalty’s global operations; future legislative, regulatory or legal actions affecting the information technology services industry or the protection of eLoyalty’s intellectual property rights; the continued impact of the slowdown in the economy on eLoyalty’s financial results; and other general business, capital market and economic conditions and volatility. For further information about these and other risks, see eLoyalty’s recent SEC filings, including its most recent annual report on Form 10-K and those identified under “Risk Factors” in the Registration Statement on Form S-3 filed on September 24, 2001 (as amended on November 13, 2001) and in the company’s quarterly reports on Form 10-Q.